UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2004

CMGI, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23262	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Winter Street

Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

425 Medford Street

Charlestown, Massachusetts 02129

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On August 2, 2004, CMGI, Inc. (“CMGI”) completed its acquisition of Modus Media, Inc. (“Modus”), a privately held provider of supply chain management solutions. Pursuant to the Agreement and Plan of Merger, by and among CMGI, Westwood Acquisition Corp. and Modus, dated as of March 23, 2004 (the “Merger Agreement”), CMGI acquired Modus for approximately 68.6 million shares of CMGI common stock, plus a net payment by CMGI from its working capital of approximately $71 million to retire indebtedness of Modus at the closing, as well as approximately 12.6 million additional shares of CMGI common stock that will be subject to Modus stock options assumed or substituted in the merger. Pursuant to the Merger Agreement, at the closing Westwood Acquisition Corp., a newly formed, wholly owned subsidiary of CMGI, merged with and into Modus, with Modus surviving as a wholly owned subsidiary of CMGI. The terms of the Merger Agreement, including the amount of consideration, was determined through arms-length negotiations among the parties. No material relationship previously existed between the parties or any of their respective directors or officers.

Issuance of CMGI Common Stock

At the closing, the outstanding shares of Modus common stock were converted into the right to receive an aggregate of approximately 68.6 million shares of CMGI common stock, determined in accordance with the Merger Agreement by multiplying the outstanding shares of Modus common stock by a quotient, (i) the numerator of which is the aggregate purchase price of $157.5 million divided by $2.028 (calculated as the average closing price of CMGI common stock during the 20 trading days ending immediately prior to the second trading day preceding completion of the merger, not to be more than $2.478 nor less than $2.028), and (ii) the denominator of which is the total number of outstanding Modus shares of common stock plus the aggregate number of shares of Modus common stock which would be outstanding if all Modus options and warrants with an exercise price greater than an implied value were exercised on a cashless basis immediately prior to the closing.

The shares of CMGI common stock received by Modus stockholders (excluding options) represent approximately 14.6% of the outstanding common stock of CMGI immediately following the closing.

At the closing, approximately 7.3 million shares of CMGI common stock, or 10.6% of the aggregate number of shares issuable to Modus stockholders in the merger, were deposited in an escrow account pursuant to an escrow agreement. The shares will be held in the escrow account until the 12-month anniversary of the closing. The shares in the escrow account will be the sole and exclusive remedy for (i) payment of indemnification obligations under the Merger Agreement and (ii) any post-closing purchase price adjustment pursuant to the Merger Agreement. Shares of CMGI common stock remaining in the escrow account at the end of the 12-month period will be distributed pro rata to Modus stockholders in accordance with their Modus stock holdings as of the closing date. The shares of CMGI common stock held in the escrow account may be sold, provided that the proceeds of any such sale continue to be held in the escrow account and remain available to satisfy any amounts owed to CMGI under the Merger Agreement.

Treatment of Outstanding Modus Options

All unexercised and unexpired options to purchase shares of Modus common stock outstanding at the closing under any Modus stock option plan, whether or not then exercisable, were either (i) assumed and converted into options to purchase shares of CMGI common stock or (ii) terminated and substituted with options to purchase shares of CMGI common stock issued under CMGI’s existing stock incentive plans. Consequently, approximately 12.6 million additional shares of CMGI common stock are subject to Modus stock options assumed in the merger, or subject to stock options granted under CMGI stock incentive plans to Modus employees in replacement of terminated Modus options.

The outstanding Modus stock options will continue to be exercisable and vest subject to the terms and conditions applicable to them before the closing, except that, prior to the closing, Modus accelerated the vesting of one-third of the remaining unvested portion of all Modus stock options and Modus waived any liquidity thresholds to exercise contained in option agreements under Modus’ stock option plans.

Employee Retention Incentive Policy

Prior to the closing, CMGI adopted an employee retention incentive policy to grant restricted shares of CMGI common stock to certain employees of Modus who continue to be employed by Modus or CMGI. The restricted shares granted to each employee are subject to forfeiture if the employee ceases to be employed by Modus or CMGI (unless terminated other than for cause) through the first anniversary of the closing. CMGI will issue the restricted shares of CMGI common stock pursuant to such grants promptly following the closing of the merger. The number of restricted shares of CMGI common stock issuable is equal to (i) $3,500,000 divided by (ii) the closing price of CMGI common stock on the first trading day following the closing.

Resale of CMGI Common Stock

Shares of CMGI common stock issued as consideration in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of CMGI common stock issued to any Modus stockholder that is, or is expected to be, an “affiliate” of CMGI or Modus for purposes of Rule 145 of the Securities Act. Persons that may be deemed to be “affiliates” of CMGI or Modus for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, CMGI or Modus, respectively, and will include the directors and executive officers of CMGI and Modus, respectively. Each of Modus’ affiliates executed a written agreement with CMGI to the effect that such affiliate will not transfer any shares of CMGI common stock received as a result of the merger, except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act.

CMGI has registered for resale approximately 56.7 million shares of CMGI common stock issued as merger consideration to certain former Modus stockholders, including all such Rule 145 affiliates. All of such shares will be immediately available for resale in the public market following the closing pursuant to such registration statement, subject to the limitations contained in the Stock Transfer Agreement described below. CMGI has agreed to keep the resale registration statement effective for up to 330 days following the closing of the merger.

Stock Transfer Agreement

CMGI entered into a Stock Transfer Agreement with Nicholas G. Nomicos and R. Scott Murray, jointly as stockholder representative of the stockholders entering into the Stock Transfer Agreement, and certain officers, directors and other Modus stockholders who collectively received an aggregate of approximately 56.7 million shares of CMGI common stock as merger consideration.

The Stock Transfer Agreement imposes volume limitations on the number of shares of CMGI common stock received in the merger (including shares held in the escrow account) that can be sold by stockholders that are party to such agreement, subject to certain limited exceptions. Specifically, the stockholders party to the agreement may not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the shares of CMGI common stock they received in the merger, except as described below, if the aggregate number of such shares to be sold by all such stockholders on any given trading day would exceed a specified maximum number of shares for such day based on the following:

Sale Price as Percentage of Closing Price for the Prior Trading Day	Maximum Number of Shares which may be Sold on Current Trading Day
Greater than 107.5%	1,100,000
Greater than 105.0% to 107.5%	850,000
Greater than 92.5% to 105.0%	700,000
Equal or less than 92.5%	300,000

The maximum number of shares that can be sold each day is based on a comparison of the per share sale price of the shares proposed to be sold as a percentage of the per share closing price of CMGI common stock for the prior trading day on the Nasdaq National Market. In addition, none of the shares of CMGI common stock that are held in the escrow established pursuant to the escrow agreement described above may be sold or transferred under any circumstances between the 180th and 240th days following the closing.

Each stockholder that is a party to the Stock Transfer Agreement agreed that it would make all dispositions of shares subject to the volume limitations through a single broker dealer designated by the stockholder representative. Unless otherwise agreed among the stockholders that are parties to the stock transfer agreement, all sales of shares subject to the volume limitations made on any particular day through the designated broker will be allocated on a pro rata basis among the stockholders who have requested that a sale of shares be made on such day.

The foregoing description is subject to, and qualified in its entirety by, the Merger Agreement and the Stock Transfer Agreement filed as exhibits hereto and incorporated herein by reference. A copy of the press release issued by CMGI on August 2, 2004 concerning the foregoing transaction is filed herewith as Exhibit 99.3 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Modus Media, Inc.

The required financial statements of Modus Media, Inc. are filed as an exhibit to this report and are incorporated by reference herein.

(b)	Pro Forma Financial Information.

The required pro forma financial information is filed as an exhibit to this report and is incorporated by reference herein.

(c)	Exhibits.

The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMGI, Inc.

	By:	/s/ Thomas Oberdorf
Date: August 2, 2004		Thomas Oberdorf
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004 is incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K dated March 24, 2004 (File No. 000-23262).

23.1	Consent of PricewaterhouseCoopers LLP.

99.1	Financial Statements of Modus Media, Inc.

99.2	Unaudited Pro Forma Condensed Combined Financial Information.

99.3	Press Release of the Registrant, dated August 2, 2004.

99.4	Stock Transfer Agreement, dated as of March 23, 2004, by and among CMGI, Inc., each of the parties listed on Exhibit A thereto and R. Scott Murray and Nicholas Nomicos, as Stockholder Representative, is incorporated herein by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form S-4 (File No. 333-116417).